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EXHIBIT 99.1

For Immediate Release

Ticketmaster's Board of Directors Receives from USA Interactive Notice of Intent to Commence Exchange Offer to Increase Equity Ownership to up to 100%

        Los Angeles, CA—June 3, 2002—Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, announced today that its Board of Directors has received a letter from USA Interactive (NASDAQ: USAi) indicating its intention to make a USAi stock for Ticketmaster stock exchange offer to increase USAi's equity ownership to up to 100%. Ticketmaster anticipates that its Board of Directors will form a special committee of independent directors to consider the matter.

        USAi is the Company's largest stockholder. There can be no assurance that any transaction will occur or, if a transaction occurs, what the structure or terms of such transaction would be.

About Ticketmaster

        Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sold 86.7 million tickets in 2001 valued at more than $3.6 billion, through approximately 3,300 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 7,000 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters and is the official ticketing provider and supporter of the Athens 2004 Olympic Games. The Company also operates Match.com, a leading subscription-based online dating site, Citysearch, a leading online local network enabling people to get the most out of their city, and ReserveAmerica, the number one access point for outdoor recreation. Headquartered in Los Angeles, California, Ticketmaster is majority owned by USA Interactive (NASDAQ: USAI).

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Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard,
Los Angeles, California, 90010; 213-639-6100; info@citysearch.com.

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EXHIBIT 99.1